Exhibit 10.3

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

July 17, 2026

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made and entered into as of the date first set forth above, by and between Gravitas Life Sciences, LLC, a Delaware limited liability company (as successor-in-interest to the Prior Corporation (as defined below)) (“Transferor”) and Tharimmune SPV1, LLC, a Delaware limited liability company (“Transferee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, Gravitas Life Sciences, Inc. converted from a Delaware corporation to a Delaware limited liability company, with the resulting limited liability company being Transferor (the “Conversion”).

WHEREAS, on the date hereof and as a result of the Conversion, Transferor holds all assets held by the Prior Corporation as of immediately prior to the Conversion.

WHEREAS, Canton Strategic Holdings, Inc., a Delaware corporation and ultimate parent entity of Transferor and Transferee (“Canton”) intends to enter into a Securities Purchase Agreement (the “Purchase Agreement”) with Gravitas Collective Corp., a Delaware corporation (the “Gravitas Buyer”), pursuant to which, prior to the consummation of the transactions contemplated thereby, Canton will sell and transfer to the Gravitas Buyer all of the issued and outstanding equity interests of Transferor (the “Gravitas Sale Transaction”).

WHEREAS, the Purchase Agreement contemplates that prior to the consummation of the Gravitas Sale Transaction, Transferor will transfer and assign to Transferee all of the assets owned, licensed, leased or otherwise held by Transferor that are related to or used by Transferor in the operation in the business of investigation and developing bispecific antibodies for use in the treatment of cancers (the “Bispecific Oncology Business”), including, without limitation, the assets set forth on Exhibit A (collectively, the “Transferred Assets”).

WHEREAS, Transferor and Transferee desire to enter into this Agreement to provide for the transfer of the Transferred Assets to Transferee and the assumption by Transferee of all liabilities arising under the Transferred Assets (the “Assumed Liabilities”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee hereby agree as follows:

1. Bill of Sale. For good and valuable consideration, Transferor hereby assigns, conveys, transfers and delivers unto Transferee, its successors and assigns, all of Transferor’s right, title and interest in and to all of the Transferred Assets, as the same exist as of the date hereof, and Transferee hereby accepts the foregoing sale, assignment, conveyance, transfer and delivery of the Transferred Assets.

2. Assignment and Assumption. Transferor hereby assigns, conveys, transfers and delivers unto Transferee, its successors and assigns, all of Transferor’s right, title and interest in and to the Assumed Liabilities and Transferee hereby assumes only the Assumed Liabilities.

3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery on the date hereof. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced.

4. Further Assurances. Transferor and Transferee covenant and agree to do or cause to be done all such further acts, and shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney and assurances reasonably necessary or desirable to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including the transfer of all Transferred Assets. Without limiting the foregoing, if at any time after the Closing, any asset held by Transferor is ultimately determined to be a Transferred Asset, Transferor shall transfer and convey (without further consideration) to Transferee such Transferred Asset (and Transferee shall assume the Assumed Liabilities in respect of such Transferred Asset.

5. Representations and Warranties. Transferor represents and warrants that Transferor has good and marketable title to, or other legal right to possess and use, all of the Transferred Assets, free and clear of all Liens. Except as set forth in the immediately preceding sentence, Transferee acknowledges and agrees that Transferor is assigning, conveying, transferring and delivering, and Transferee is assuming and accepting, the Transferred Assets “as is, where is” and Transferee is making no representations or warranties, whether express or implied, at law or in equity, as to the Transferred Assets (including with respect to merchantability or fitness for a particular purpose), and all such representations and warranties are hereby disclaimed.

6. Miscellaneous.

(a) This Agreement, and all claims relating to or arising out of the relationship of the parties hereto with respect to the subject matter hereof, shall be governed by, construed under and interpreted in accordance with laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof that would require the application of any other law.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(c) This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by Transferor, on the one hand, and Transferee, on the other hand. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action with respect to any breach of this Agreement or default by another party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

(e) In case any term, provision, covenant or restriction contained in this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions contained herein, and of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

(f) This Agreement shall not be assigned by either Transferor or Transferee without the prior written consent of the other party hereto; provided, that Transferee may assign this Agreement to any of its Affiliates.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first set forth above.

TRANSFEROR:

GRAVITAS LIFE SCIENCES, LLC

By:	/s/ Sireesh Appajosyula
Name:	Sireesh Appajosyula
Title:	Authorized Signatory

TRANSFEREE:

THARIMMUNE SPV1, LLC

By:	/s/ Mark Wendland
Name:	Mark Wendland
Title:	Chief Executive Officer

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

EXHIBIT A

Transferred Assets

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